EXHIBIT 10.10

Boardwalk Pipeline Partners, LP
Long-Term Incentive Plan

[FORM OF] Grant of Phantom Units
with DERs

Grantee:_______________________________

Grant Date:______________________________,200

1.
Grant of Phantom Units with DERs. Boardwalk Pipeline Partners, LP (the “Partnership”) hereby grants to you ______ Phantom Units under the Boardwalk Pipeline Partners Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. The Partnership shall establish a DER bookkeeping account for you with respect to each Phantom Unit granted that shall be credited with an amount equal to any cash distributions made by the Partnership on a Common Unit during the period such Phantom Unit is outstanding. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control. A copy of the Plan is attached hereto. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder shall vest on the anniversary of the Grant Date as follows:

Anniversary of Grant Date	Cumulative Vested Percentage
prior to 2nd anniversary	0%
on 2nd anniversary	50%
on 3rd anniversary	100%

Upon vesting of a Phantom Unit, the amount credited to your tandem DER account with respect to such Phantom Unit shall also vest. If a Phantom Unit is forfeited, the amount credited to your tandem DER account with respect to such Phantom Unit shall be similarly forfeited.

3.	Events Occurring Prior to Full Vesting.

(a)
Death, Disability or Retirement. If your employment with the Partnership or an Affiliate terminates as a result of your death, a disability that entitles you to benefits under the Partnership’s or an Affiliate’s long-term disability plan or on or after you qualify for retirement, the Phantom Units then held by you automatically will become fully vested upon such termination. As used herein, “retirement” means your termination of employment on or after age 65 other than for “cause,” as defined below, or your termination of employment other than for cause, with the consent of the Committee, on or after reaching age 60.

(b)
Involuntary Termination for Cause. If your employment with the Partnership is terminated by the Partnership other than for cause, the Phantom Units then held by you automatically will become fully vested upon such termination. As used herein, “cause” shall have the meaning set forth in the employment or engagement agreement between a Participant and the Partnership or any Affiliate thereof, if such an agreement exists and contains a definition of cause; otherwise cause shall mean (1) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Participant’s employment, engagement or directorial duties, (3) willful and deliberate failure on the part of a Participant to perform the Participant’s employment, engagement or directorial duties in any material respect or (4) such other events as shall be determined in good faith by the Committee. The Committee shall, unless otherwise provided in an Award Agreement or employment agreement with the Participant, have the sole discretion to determine whether cause exists, and its determination shall be final.

(c)
Other Terminations. If your employment with the Partnership terminates for any reason other than as provided in Paragraphs 3(a) and (b) above, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

(d)	Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, except to the extent provided otherwise by Section 409A of the Code or regulations thereunder, “a termination of employment with the Partnership” shall not include a change of status between any of the following: an Employee or a Director of, or a Consultant to, the Partnership or an Affiliate of the Partnership.

4.
Payment. As soon as administratively practicable after the date of the vesting of a Phantom Unit, the Partnership or an Affiliate shall pay you an amount of cash equal to the sum of the Fair Market Value of the Unit on the vesting date and the vested amount then credited to your tandem DER account, less any taxes the Partnership or the Affiliate is required to withhold from such payment.

5.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

7.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

8.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the General Partner.

9.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

BOARDWALK PIPELINE PARTNERS, L.P.
by its general partner, Boardwalk GP, LP
by its general partner, Boardwalk GP, LLC

By:_____________________________________
Name:___________________________________
Title:___________________________________